Exhibit 10.22
EXECUTION COPY
CONSULTING AND ADVISORY AGREEMENT
This Consulting and Advisory Agreement (this “Agreement”), dated as of March 5, 2010, is entered by and between CENTERLINE CAPITAL GROUP, INC., a Delaware corporation (the “Company”), and TRCLP AFFORDABLE ACQUISITIONS LLC, a Delaware limited liability company (“Consultant”).
Preliminary Statement
The Company has advised the Consultant that it expects to enter into a purchase and sale agreement, by and among C-III Capital Partners LLC (“Newco”), on the one hand, and the Company, its parent, Centerline Holding Company, a Delaware statutory trust (“Centerline”) and certain Company Subsidiaries, on the other hand, pursuant to which Newco will acquire (i) the Company’s assets comprising the former ARCap Investors LLC (“ARCap”) business and certain other assets and (ii) newly issued Special Series A Shares representing an approximately twenty percent (20%) fully diluted ownership interest in Centerline, for an aggregate purchase price equal to (a) approximately $50,000,000 in cash and (b) the assumption of approximately $60,000,000 of Centerline’s senior secured debt obligations (the “Island Sale”).
In addition, the Company will enter into various agreements with certain of its lenders, creditors and claimants to restructure certain of its other outstanding debt obligations and a management agreement with an affiliate of Newco pursuant to which such affiliate will provide executive management services to the Company (the “Restructuring”, and together with the Island Sale, the “Transaction”).
Effective upon the consummation of the Transaction (the “Transaction Closing Date”), Consultant has agreed to perform consulting and advisory services for the Company, from time to time and on the terms set forth herein, in consideration for which the Company will grant to the Consultant, among other things, rights of first refusal and rights of first offer (the “ROFO/ROFR Rights”) with respect to certain Tax Credit Properties (as defined below) and Tax Credit Equity Interests (as defined below) and pay the Consultant certain fees and expenses.
In consideration of the ROFO/ROFR Rights, Consultant has agreed to incur five million dollars ($5,000,000) of Centerline’s senior secured debt that will be outstanding immediately prior to the consummation of the Restructuring pursuant to a separate agreement with the lender (the “Consultant Loan Agreement”); which debt (at its then remaining principal balance) will be assumed by Centerline and/or the Company if the Company exercises its option to terminate this Agreement in the event the Consultant, its principal owner or their Affiliates engage in Competitive Business (as defined below).
NOW, THEREFORE, in consideration of the representations, warranties, premises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Agreement
ARTICLE I.
DEFINITIONS
1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Advisory Services” has the meaning given such term in Section 2.1(a).
“Affiliate” means, as to any Person, any other Person that Controls, is Controlled by, or is under common Control with, such Person.
“Agreement” has the meaning given such term in the preamble hereto.
“Applicable Law” means, with respect to any Person, any treaty, constitution, law, statute, ordinance, rule, order, decree, regulation or other directive which is legally binding and has been enacted, issued or promulgated by any Governmental Entity, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.
“ARCap” has the meaning given such term in the preliminary statement hereto.
“Authorized Expense” has the meaning given such term in Section 4.3.
“Business Day” means any day other than a Saturday, a Sunday, or any other day on which banks are authorized or required to be closed in the State of New York.
“Change in Control” shall be deemed to have occurred if: (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), which is not an Affiliate of Centerline is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of voting securities of Centerline representing 50.1% or more of the combined voting power of Centerline’s then outstanding voting securities; (B) any consolidation or merger of Centerline with or into any other corporation or other entity or person (other than an Affiliate of Centerline) in which the shareholders of Centerline prior to such consolidation or merger own or owns less than 50.1% of Centerline’s voting power immediately after such consolidation or merger (excluding any consolidation or merger effected exclusively to change the domicile of Centerline); (C) a sale of all or substantially all of the assets of Centerline; or (D) a liquidation or dissolution of Centerline.
“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations.
“Company Subsidiary” means any Person which is Controlled, directly or indirectly, by the Company.
“Competitive Business” means the syndication and sale of Tax Credits and Tax Credit Syndication Interests; provided, however, that the following shall not be deemed to be a

Competitive Business: (i) the acquisition, development or co-development of a Tax Credit Property and the sale of the Tax Credit Syndication Interests resulting from such development and (ii) the acquisition of Tax Credits and Tax Credit Syndication Interests (other than any Tax Credits or Tax Credit Syndication Interests arising from transactions sponsored by the Company without the prior consent of the Company) through tender offers or other methods provided (A) the Consultant engages in such activities for its own account; and (B) the Tax Credit Syndication Interests acquired in connection with such activities are not acquired for the purpose of resale or syndication.
“Confidential Information” means all information pertaining to the business and operations of the Company and any of the Company Subsidiaries that is not generally available to the public and that is used, developed or obtained by the Company or any of its Affiliates or the Company Subsidiaries in connection with their respective businesses, including but not limited to, Property Information, the Information Schedule and information related to (i) financial information and projections, (ii) business strategies, (iii) products or services, (iv) fees, costs and pricing structures, (v) designs and layouts, (vii) results of research and development analysis, (vii) drawings, photographs and reports, (viii) computer software (including source code, object code, data, databases, documentation, operating systems, applications and programs listings), (ix) flow charts, manuals and documentation, (x) accounting and business methods, (xi) technology, trade secrets, know-how, inventions, devices, developments, improvements, enhancements, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) copyrights (registered or unregistered), (xiv) copyrightable works, (xv) vendors and suppliers and vendor or supplier lists, including lists of field service representatives, and (xvi) all similar and related information in whatever form or medium now known or hereafter existing. Information shall not be deemed to be generally available to the public merely because individual portions of the information have been separately published but only if all materials features comprising such information have been published in combination.
“Consultant” has the meaning given such term in the preamble hereto.
“Consultant Loan Agreement” has the meaning given such term in the preliminary statement hereto.
“Continuing Default” means (a) an Event of Default has occurred, (b) the non-defaulting party has delivered a notice to the defaulting party specifying the Event of Default and (c) the Event of Default has continued without cure for a period of thirty (30) days following delivery of the Default Notice.
“Control” or “Controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Controlled Tax Credit Property” means any Tax Credit Property that is owned and Controlled by a Controlled Ownership Entity.

“Controlled Ownership Entity” means any Ownership Entity that is directly or indirectly Controlled by the Company.
“Entity” means any corporation, limited liability company, partnership, trust, bank or other similar entity formed under the laws of any state, the United States of America or any foreign jurisdiction.
“Entity Information” means the immediate past five (5) years of financial statements for the entity in which the Tax Credit Equity Interest represents an ownership interest, as well as all material agreements entered into by such entity or that are binding on such entity.
“Event of Default” means, with respect to any party hereto, the material default in the performance of such party’s obligations under this Agreement.
“Governmental Entity” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government having jurisdiction over any of the parties hereto.
“Information Schedule” means Schedule I hereto.
“Initial Term” has the meaning given such term in Section 3.1.
“Interest Offer” means a bona fide written offer for the purchase of a Tax Credit Equity Interest that sets forth in reasonable detail the terms and conditions of such offer.
“Interest ROFR Exercise Notice” has the meaning given such term in Section 7.2(a).
“Interest ROFR Notice” has the meaning given such term in Section 7.2(a).
“Interest ROFO Exercise Notice” has the meaning given such term in Section 8.2(a).
“Interest ROFO Notice” has the meaning given such term in Section 8.2(a).
“Island Sale” has the meaning given such term in the preliminary statement hereto.
“Key Personnel” means Justin Ginsberg and Andrew Weil.
“LIHTC” means the low income housing tax credit available to an Ownership Entity pursuant to Section 42 of the Code.
“LIHTC Agency Sale Notice” means a request by an Ownership Entity to the LIHTC allocating or monitoring agency for a Tax Credit Property to find a purchaser for such Tax Credit Property pursuant to Section 42(h)(6) of the Code.
“Loss” means all losses, causes of action, liabilities, claims, demands, obligations, damages, penalties, fines, forfeitures, judgments, legal fees and other costs, fees and expenses.
“Newco” has the meaning given such term in the preliminary statement hereto.

“Offer Terms” means reasonably detailed terms for the purchase of a Controlled Tax Credit Property or a Tax Credit Entity Interest, as applicable, including, but not limited to (i) whether such offer is subject to any material condition, including, obtaining or assuming financing, issuance of tax-exempt bonds, receipt of LIHTC assistance or subsidy, or subject to governmental consents or approvals; (ii) whether the offer includes consideration unrelated to the sale of the Controlled Tax Credit Property or Tax Credit Equity Interest; (iii) the purchase price and the terms of payment of the purchase price and (iv) the expected closing date of the sale.
“Option Right” means a right pursuant to a written agreement to purchase a Tax Credit Property or Tax Credit Equity Interest (e.g., pursuant to a purchase option or a right of first refusal).
“Ownership Entity” means the legal owner of a Tax Credit Property (or beneficial owner, in circumstances where legal title to the Tax Credit Property is held on a nominee or similar basis).
“Person” means an individual, partnership, corporation, limited liability company, trust, firm, incorporated or unincorporated association or organization, joint venture, joint stock corporation, government (or agency or political subdivision thereof) or other entity of any kind.
“Proceeding” means any threatened, pending or completed action, claim, complaint, dispute, grievance, summons suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation
“Property Information” means all material information with regard to the ownership, financing and operation of the applicable Tax Credit Property as is in the possession of the Company or any Company Subsidiary, or which may reasonably be obtained without material cost by such entities, including: (i) Entity Information (ii) subsidy or PILOT agreements; (iii) rent roll with delinquency report (aged) / commercial leases; (iv) plans and specifications; (v) financing documents; (vi) governmental agency correspondence; (vii) the latest site inspection reports; and (viii) any other documents or information reasonably requested by the Consultant that may reasonably be obtained without cost by the Company.
“Property Offer” means a bona fide written offer from a third party for a Controlled Tax Credit Property that sets forth in reasonable detail the terms and conditions of such offer.
“Property ROFR Exercise Notice” has the meaning given such term in Section 7.1(a).
“Property ROFR Notice” has the meaning given such term in Section 7.1(a).
“Property ROFO Exercise Notice” has the meaning given such term in Section 8.1(a).
“Property ROFO Notice” has the meaning given such term in Section 8.1(a).
“Renewal Period” has the meaning given such term in Section 3.2.

“Required Sale Notice” means the notice given by a Company Subsidiary pursuant to the partnership or operating agreement of an Ownership Entity, which notice requires that the general partner, managing member or manager of such Ownership Entity promptly use its reasonable efforts to obtain a buyer for the Tax Credit Property owned by such Ownership Entity on the most favorable terms then obtainable.
“Restructuring” has the meaning given such term in the preliminary statement hereto.
“Special Series A Shares” means the Special Series A Shares of the Company, with the rights and privileges set forth in the certificate of designation of the Special Series A Shares to be adopted in connection with the Restructuring.
“Tax Credit Equity Interest” means (i) any equity interest in any Ownership Entity, (ii) any non-equity manager, limited liability company or partnership interest in any Ownership Entity and (iii) any equity interest in any entity that directly or indirectly owns (a) any equity interest in any Ownership Entity or (b) any non-equity manager, limited liability company or partnership interest in any Ownership Entity.
“Tax Credit Equity Interest Purchase” has the meaning given such term in Section 9.1(a).
“Tax Credit Property” means any real property that (i) is owned by any Entity in which the Company or any Company Subsidiary owns, directly or indirectly, any equity interest or of which the Company or any Company Subsidiary is a non-equity manager, member or partner as of the Effective Date and (ii) received LIHTC benefits at any time while such real property was owned by such Entity.
“Tax Credit Property Sale” has the meaning given such term in Section 9.1(a).
“Tax Credit Syndication Interests” shall mean (i) a Tax Credit Property or (ii) a direct or indirect ownership interest in a partnership, limited liability company or other entity that has been formed to provide a pass-through of Tax Credits and tax losses from Tax Credit Properties including, without limitation, those which produce “421a Certificates” or “Inclusionary Zoning Certificates” with respect to New York City properties.
“Tax Credits” mean (i) Housing Tax Credits under (A) Section 42 of the Code (or any substantially equivalent replacement thereof) or (B) any applicable state-law equivalent thereof, including, without limitation, those real estate developments which have been allocated Housing Tax Credits pursuant to a tax-exempt bond allocation; (ii) Historic Rehabilitation Tax Credits under (A) Section 47 of the Code (or any substantially equivalent replacement thereof) or (B) any applicable state-law equivalent thereof; and (iii) New Markets Tax Credits under (A) Section 45(D) of the Code (or any substantially equivalent replacement thereof) and (B) any applicable state-law equivalent thereof.
“Termination Fee” means a dollar amount equal to the fair market value of the Consultant’s remaining rights under this Agreement (assuming no termination thereof) determined in accordance with the procedures set forth on Schedule II.
“Transaction” has the meaning given such term in the preliminary statement hereto.

“Transaction Closing Date” has the meaning given such term in the preliminary statement hereto.
“Updated Information Schedule” has the meaning given such term in Section 6.2(b).
ARTICLE II.
RETENTION OF CONSULTANT
2.1 Retention of Consultant; Advisory Services.
(a) Subject to the terms and conditions of this Agreement, effective as the Transaction Closing Date, the Company hereby engages the Consultant and the Consultant hereby accepts the engagement by the Company to perform consulting and advisory services (the “Advisory Services”) in connection with the Company’s low income housing tax credit business as requested by the Company from time to time upon reasonable advance notice.
(b) The Advisory Services shall include (i) furnishing advice and consultation concerning the operation of the Tax Credit Properties to ensure compliance with applicable LIHTC law, (ii) an evaluation of the opportunities available to the Company for Tax Credit Properties and/or the Company’s Tax Credit Equity Interests at the end of the applicable LIHTC compliance periods, (iii) assistance regarding interaction with governmental agencies providing assistance to Tax Credit Properties, (iv) evaluation of refinancing opportunities for Tax Credit Properties, (v) monitoring changes in governmental programs and policies that could have an impact on Tax Credit Properties or Ownership Entities, (vi) participation in conferences with regard to the acquisition, maintenance and disposition of the Tax Credit Properties and/or the Company’s Tax Credit Equity Interests and (vii) participation in discussions regarding special projects and new initiatives concerning the LIHTC business.
ARTICLE III.
TERM; AUTOMATIC RENEWAL
3.1 Initial Term. Subject to Section 3.2 and Article X, the term of this Agreement shall be a period of three (3) years, commencing on the date hereof and terminating on the third anniversary of the date hereof (the “Initial Term”).
3.2 Automatic Renewal. At the end of the Initial Term and subject to Article X, this Agreement shall automatically renew for additional one (1) year periods (each, a “Renewal Period”) unless written notice of non-renewal is provided to the Company by the Consultant at least ninety (90) days prior to the expiration of the then-current Initial Term or Renewal Period.
ARTICLE IV.
DUTIES; STATUS; FEES; EXPENSES
4.1 Duties. During the term of this Agreement, the Consultant shall make itself available as reasonably requested by the Company on an as-needed basis and as reasonably acceptable to the Company. The Consultant shall perform its duties hereunder with fidelity and to the best of its ability. The Consultant shall have no fixed hours or schedule and shall be permitted to provide services at times and locations it and the Company agree are mutually convenient. The manner in which such services are provided shall be at the Consultant’s discretion; provided, however, that the Consultant shall at all times conduct itself with a standard of professionalism consistent with professionals in its field.
4.2 Status. The Consultant is an independent contractor, and nothing in this Agreement shall be construed or inferred to imply that the Consultant is a partner, joint venturer, agent or representative of, or otherwise associated with, the Company or any of its Affiliates or have the power to bind the Company. The Consultant shall have no authority to act as an agent of the Company and shall not represent to the contrary to any Person. The Consultant shall only consult, render advice and perform such tasks as the Company reasonably requests. The Consultant shall not make any, or otherwise represent to any third party that it has the authority to make any, management decisions or undertake to commit or bind the Company to any course of action in relation to any third party.
4.3 Fees. The Company shall pay the Consultant, quarterly in arrears, a fee in and amount equal to the interest incurred on the Consultant Loan Agreement for such quarter. For the avoidance of doubt, interest shall be computed from time to time on the then remaining principal balance of the Consultant Loan Agreement and the fee shall not include any additional interest required to be paid by Consultant to lender upon a default by the Consultant under the Consultant Loan Agreement.
4.4 Expenses. The Company shall reimburse the Consultant for all of its documented reasonably incurred direct costs and expenses paid to third parties in connection with providing the Advisory Services, not to exceed $25,000 per year in the aggregate unless approved in writing in advance by the Company (the “Authorized Expenses”).
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
5.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Consultant as of the Transaction Closing Date that:
(a) Due Organization; Good Standing. The Company is duly created, validly existing and in good standing as a corporation under the laws of the State of Delaware.
(b) Authority; Enforceability; Corporate and Other Proceedings.
(i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby.
(ii) This Agreement has been duly authorized, executed and delivered by the Company and (assuming the due authorization, the execution and delivery by the Consultant) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (ii) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

(c) Absence of Defaults. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not violate:
(i) any provision of Applicable Law,
(ii) any provisions of the Company’s organizational documents; or
(iii) any order, judgment, injunction, determination, award or decree of any court or other Governmental Entity applicable to the Company or its assets.
(d) Consents. The Company is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Entity in connection with or as a condition to the performance of this Agreement.
5.2 Representations and Warranties of the Consultant. The Consultant hereby represents and warrants to the Company as of the Transaction Closing Date that:
(a) Due Organization; Good Standing. The Consultant is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(b) Authority; Enforceability; Corporate and Other Proceedings.
(i) The Consultant has the requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby.
(ii) This Agreement has been duly authorized, executed and delivered by the Consultant and (assuming the due authorization, the execution and delivery by the Company) constitutes the legal, valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (b) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.
(c) Absence of Defaults. The execution, delivery and performance of this Agreement by the Consultant and the consummation of the transactions contemplated hereby will not violate:
(i) any provision of Applicable Law,
(ii) any provision of the Consultant’s organizational documents or governing instruments, or
(iii) any order, judgment, injunction, determination, award or decree of any court or other Governmental Entity applicable to the Consultant or its assets.
(d) No Conflicts. The execution, delivery and performance of this Agreement by the Consultant and the consummation of the transactions contemplated hereby will not conflict with or require the consent of any other Person under any material agreement, document, instrument, or any organizational document, or any judgment, decree, order, law, statute, rule or regulation, applicable to the Consultant.
(e) Consents. The Consultant is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Entity in connection with or as a condition to the performance of this Agreement.
ARTICLE VI.
COVENANTS
6.1 Notice of Certain Events. The Company shall promptly notify the Consultant upon the occurrence of any of the following events:
(a) the Company’s or any Company Subsidiary’s receipt of a notification with respect to any Person’s intent to exercise an Option Right;
(b) the Company’s or any Company Subsidiary’s delivery of a Required Sale Notice at the end of the LIHTC compliance period for a Tax Credit Property;
(c) the Company’s or any Company Subsidiary’s determination not to deliver a Required Sale Notice at the end of the LIHTC compliance period for a Tax Credit Property and an explanation of the reason for not sending such notice;
(d) the Company’s or any Company Subsidiary’s delivery of a LIHTC Agency Sale Notice on or after the date that is one (1) year prior to the end of the LIHTC compliance period for a Tax Credit Property;
(e) the Company’s or any Company Subsidiary’s determination not to deliver an LIHTC Agency Sale Notice on or after the date that is one (1) year prior to the end of the LIHTC compliance period for a Tax Credit Property and an explanation of the reason for not sending such notice;
(f) the Company’s or any Company Subsidiary’s determination that title to any Tax Credit Property should be delivered to a lender or Governmental Agency; and
(g) any request received by the Company in writing from a bona fide purchaser to acquire a Tax Credit Property or Tax Credit Equity Interest where the Company or its Affiliate owns a non-controlling interest.
6.2 Information Schedule; Availability of Key Personnel.
(a) The Information Schedule attached hereto sets forth, or will be set forth (i) all Tax Credit Properties, including the address of such property, the LIHTC compliance period expiration date, the number of units, the amount of mortgage indebtedness and the mortgage maturity date, (ii) all Tax Credit Equity Interests owned by the Company or a Company Subsidiary, and (iii) for each non-Controlled Tax Credit Property, the name and address of the general partner, managing member or manager of the Ownership Entity that owns such non-Controlled Tax Credit Property, in each case, as of the Transaction Closing Date. To the extent such information is not readily available, the Information Schedule will be updated and provided to the Consultant within thirty (30) days after the Transaction Closing Date.
(b) The Company shall update the Information Schedule on a quarterly basis (each, an “Updated Information Schedule”) and shall promptly deliver such schedule to the Consultant.
(c) In addition to updating the categories of information set forth in Section 6.2(a), the Updated Information Schedule shall also provide any additional information mutually agreed upon by the Company and the Consultant.
(d) In no event shall the Company be required to provide any information in the Information Schedule that it reasonably believes is subject to a confidentiality covenant or confidentiality obligation that is binding upon the Company or any Company Subsidiary, by contract or otherwise.
(e) The Company shall ensure that its Key Personnel are reasonably available to the Consultant to discuss the information contained on the Updated Information Schedule.
6.3 Obligation to Inquire. Subject to any Applicable Law, contractual obligation, third party consent and any fiduciary duties (including those to its shareholders) reasonably determined in good faith to be owed by the Company or a Company Subsidiary to any other Person, in the event the Company or a Company Subsidiary makes a final determination to remove the general partner, managing member or manager of any Ownership Entity, the Company shall promptly notify the Consultant of such final determination and inquire as to whether the Consultant is interested in being considered for the day-to-day management of the Tax Credit Property owned by such Ownership Entity. Nothing herein shall commit the Company to make or cause to make the Consultant the day-to-day manager of any Tax Credit Property owned by such Ownership Entity and any such decision shall be in the sole and exclusive discretion of the Company.
ARTICLE VII.
RIGHT OF FIRST REFUSAL
7.1 Controlled Tax Credit Properties.
(a) Subject to any (x) Applicable Law, contractual obligations, third-party consents and any fiduciary duties (including those to its shareholders) as are determined by the Company in good faith to be owed by the Company and/or any Company Subsidiary to any other Person and (y) exceptions for transfers of certain Tax Credit Properties to Governmental Entities or non-profit organizations, if (1) any Controlled Ownership Entity receives an unsolicited, bona fide written offer from a third party not affiliated with the Company to purchase any Controlled Tax Credit Property and (2) the Controlled Ownership Entity determines that it is willing to sell such Controlled Tax Credit Property on the terms described in such offer, then the Company shall cause such Controlled Ownership Entity to send written notice thereof (a “Property ROFR Notice”) to the Consultant, together with a copy of such third party offer (and, if such offer does not meet the criteria of a Property Offer, then the Company shall set forth in such Property ROFR Notice the missing Offer Terms upon which the Company is willing to sell such Controlled Tax Credit Property). On or before the fifteenth (15th) day following the date on which the Consultant receives the Property ROFR Notice, the Consultant may send the Company a written notice (a “Property ROFR Exercise Notice”) informing the Company that the Consultant desires to purchase the subject Controlled Tax Credit Property on terms and conditions that are at least as favorable, in the aggregate, to the subject Controlled Ownership Entity as those set forth in the Property ROFR Notice and to proceed to negotiate a definitive agreement with respect thereto. If the Consultant does not timely send a Property ROFR Exercise Notice to the Company, then the Consultant shall cease to have any rights hereunder with respect to such Controlled Tax Credit Property, except as provided below. If the Consultant does timely send a Property ROFR Exercise Notice to the Company, then the Consultant shall, and the Company shall cause the Controlled Ownership Entity to, negotiate with one another in good faith for a period of up to thirty (30) days to reach a definitive agreement for the purchase and sale of such Controlled Tax Credit Property. Within five (5) Business Days of receipt of the Property ROFR Exercise Notice, the Company shall cause the Controlled Ownership Entity to provide the Consultant with the Property Information and shall allow the Consultant upon reasonable notice to inspect the Controlled Tax Credit Property and the books and records of the Controlled Ownership Entity. If the Consultant (or its designee) and the Controlled Ownership Entity do not enter into a definitive agreement for the purchase and sale of such Controlled Tax Credit Property within such thirty (30) day period or the Consultant does not negotiate in good faith, then the Consultant shall cease to have any rights hereunder with respect to such Controlled Tax Credit property, except as provided below.
(b) The Controlled Ownership Entity may not sell the Controlled Tax Credit Property to any third party on terms and conditions that are materially more favorable, in the aggregate, to the buyer than those set forth in the Property ROFR Notice. If the Controlled Ownership Entity does not consummate the sale of the Controlled Tax Credit Property to a third party on or prior to the nine (9) month anniversary of the date on which the Property ROFR Notice was sent to the Consultant, then the Consultant’s rights hereunder with respect to such Controlled Tax Credit Property shall be reinstated.
7.2 Tax Credit Equity Interests Owned by the Company or a Company Subsidiary.
(a) Subject to (x) any Applicable Law, contractual obligations, third-party consents and any fiduciary duties (including those to its shareholders) as are determined by the Company in good faith to be owed by the Company and/or any Company Subsidiary to any other Person and (y) exceptions for transfers of certain Tax Credit Equity Interests to Governmental Entities or non-profit organizations, if (i) the Company or any Company Subsidiary receives an unsolicited, bona fide written offer from a third party not affiliated with the Company to purchase any Tax Credit Equity Interest owned by any Company or any Company Subsidiary and (ii) the owner of such Tax Credit Equity Interest determines that it is willing to sell such interest on the terms described in such offer, then the Company shall send written notice thereof (an “Interest ROFR Notice”) to the Consultant, together with a copy of such third party offer (and, if such offer does not meet the criteria of an Interest Offer, then the Company shall set forth in such Interest ROFR Notice the missing Offer Terms upon which the Company is willing to sell such Tax Credit Equity Interest). On or before the fifteenth (15th) day following the date on which the Consultant receives the Interest ROFR Notice, the Consultant may send the Company a written notice (an “Interest ROFR Exercise Notice”) informing the Company that the Consultant desires to purchase the subject Tax Credit Equity Interest on terms and conditions that are at least as favorable, in the aggregate, to the owner of such interest as those set forth in the Interest ROFR Notice and to proceed to negotiate a definitive agreement with respect thereto. If the Consultant does not timely send an Interest ROFR Exercise Notice to the Company, then the Consultant shall cease to have any rights hereunder with respect to such Tax Credit Equity Interest, except as provided below. If the Consultant does timely send an Interest ROFR Exercise Notice to the Company, then the Consultant shall, and the Company shall cause the owner of the Tax Credit Equity Interest to, negotiate with one another in good faith for a period of up to thirty (30) days to reach a definitive agreement for the purchase and sale of such Tax Credit Equity Interest. Within five (5) Business Days of receipt of the Interest ROFR Exercise Notice, the Company shall provide the Consultant with information with respect to the Tax Credit Equity Interest and shall allow the Consultant, upon reasonable notice and to the extent the Company has the direct or indirect ability to do so, to inspect the applicable Controlled Tax Credit Property and the books and records of the applicable Controlled Ownership Entity. If the Consultant (or its designee) and the owner of the Tax Credit Equity Interest do not enter into a definitive agreement for the purchase and sale of such Tax Credit Equity Interest within such thirty (30) day period or the Consultant does not negotiate in good faith, then the Consultant shall cease to have any rights hereunder with respect to such Tax Credit Equity Interest, except as provided below. Anything herein to the contrary notwithstanding, the Company may cause a sale of a Tax Credit Equity Interest owned by the Company or a Company Subsidiary to an existing third party general partner, managing member or manager (or such Person’s Affiliate) of the Ownership Entity that owns the Tax Credit Property in which such Tax Credit Equity Interest represents a direct or indirect equity interest without complying with the provisions of this paragraph if the Company determines in good faith that such a sale is in the best interests of the Company and / or other investors in such Tax Credit Property because of the purchaser’s status.
(b) The owner of the Tax Credit Equity Interest may not sell such interest to any third party on terms and conditions that are materially more favorable, in the aggregate, to the buyer than those set forth in the Interest ROFR Notice. If the owner of the Tax Credit Equity Interest does not consummate the sale thereof to a third party on or prior to the nine (9) month anniversary of the date on which the Interest ROFR Notice was sent to the Consultant, then the Consultant’s rights hereunder with respect to such Tax Credit Equity Interest shall be reinstated.
ARTICLE VIII.
RIGHT OF FIRST OFFER
8.1 Controlled Tax Credit Properties.
(a) Subject to (i) any applicable, contractual obligations, third-party consents and any fiduciary duties (including those to its shareholders) as are determined by the Company in good faith to be owed by the Company and/or any Company Subsidiary to any other Person and (ii) exceptions for transfers of certain Tax Credit Properties to Governmental Entities or non-profit organizations, if any Controlled Ownership Entity determines (other than in connection with an unsolicited offer from a third party) that it desires to sell a Controlled Tax Credit Property, then prior to any general marketing of such Controlled Tax Credit Property, the Company shall cause such Controlled Ownership Entity to send written notice thereof (a “Property ROFO Notice”) to the Consultant, which notice shall set forth all of the Offer Terms upon which the Company is willing to sell such Controlled Tax Credit Property. On or before the thirtieth (30th) day following the date on which the Consultant receives the Property ROFO Notice, the Consultant may send the Company a written notice (a “Property ROFO Exercise Notice”) informing the Company that the Consultant desires to purchase the subject Controlled Tax Credit Property on terms and conditions that are at least as favorable, in the aggregate, to the subject Controlled Ownership Entity as those set forth in the Property ROFO Notice and to proceed to negotiate a definitive agreement with respect thereto. If the Consultant does not timely send a Property ROFO Exercise Notice to the Company, then the Consultant shall cease to have any rights hereunder with respect to such Controlled Tax Credit Property, except as provided below. If the Consultant does timely send a Property ROFO Exercise Notice to the Company, then the Consultant shall, and the Company shall cause the Controlled Ownership Entity to, negotiate with one another in good faith for a period of up to forty-five (45) days to reach a definitive agreement for the purchase and sale of such Controlled Tax Credit Property. Within five (5) Business Days of receipt of the Property ROFO Exercise Notice, the Company shall cause the Controlled Ownership Entity to provide the Consultant with the Property Information and shall allow the Consultant upon reasonable notice to inspect the Controlled Tax Credit Property and the books and records of the Controlled Ownership Entity. If the Consultant (or its designee) and the Controlled Ownership Entity do not enter into a definitive agreement for the purchase and sale of such Controlled Tax Credit Property within such forty-five (45) day period or the Consultant does not negotiate in good faith, then the Consultant shall cease to have any rights hereunder with respect to such Controlled Tax Credit Property, except as provided below.
(b) The Ownership Entity may not sell the Controlled Tax Credit Property to any third party on terms and conditions that are materially more favorable, in the aggregate, to the buyer than those set forth in the Property ROFO Notice. If the Ownership Entity does not consummate the sale of the Controlled Tax Credit Property to a third party on or prior to the nine (9) month anniversary of the date on which the Property ROFO Notice was sent to the Consultant, then the Consultant’s rights hereunder with respect to such Controlled Tax Credit Property shall be reinstated.
8.2 Tax Credit Equity Interests Owned by the Company or a Company Subsidiary.
(a) Subject to (i) any Applicable Law, contractual obligations, third-party consents and any fiduciary duties (including those to its shareholders) as are determined in good faith by the Company to be owed by the Company and/or any Company Subsidiary to any other Person and (ii) exceptions for transfers of certain Tax Credit Equity Interests to Governmental Entities or non-profit organizations, if the Company or any Company Subsidiary determines (other than in connection with an unsolicited offer from a third party) that it desires to sell a Tax Credit Equity Interest, then prior to any general marketing of such Tax Credit Equity Interest, the Company shall send written notice thereof (an “Interest ROFO Notice”) to the Consultant, which notice shall set forth all of the Offer Terms upon which the Company is willing to sell such Tax Credit Equity Interest. On or before the thirtieth (30th) day following the date on which the Consultant receives in the Interest ROFO Notice, the Consultant may send the Company a written notice (an “Interest ROFO Exercise Notice”) informing the Company that the Consultant desires to purchase the subject Tax Credit Equity Interest on terms and conditions that are at least as favorable, in the aggregate, to the owner thereof as those set forth in the Interest ROFO Notice and to proceed to negotiate a definitive agreement with respect thereto. If the Consultant does not timely send an Interest ROFO Exercise Notice to the Company, then the Consultant shall cease to have any rights hereunder with respect to such Tax Credit Equity Interest, except as provided below. If the Consultant does timely send an Interest ROFO Exercise Notice to the Company, then the Consultant shall, and the Company shall cause the owner of such Tax Credit Equity Interest to, negotiate with one another in good faith for a period of up to forty-five (45) days to reach a definitive agreement for the purchase and sale of such Tax Credit Equity Interest. Within five (5) Business Days of receipt of the Interest ROFO Exercise Notice, the Company shall provide the Consultant with information with respect to the Tax Credit Equity Interest and shall allow the Consultant, upon reasonable notice and to the extent the Company has the direct or indirect ability to do so, to inspect the applicable Controlled Tax Credit Property and the books and records of the applicable Controlled Ownership Entity. If the Consultant (or its designee) and the Controlled Ownership Entity do not enter into a definitive agreement for the purchase and sale of such Tax Credit Equity Interest within such forty-five (45) day period or the Consultant does not negotiate in good faith, then the Consultant shall cease to have any rights hereunder with respect to such Tax Credit Equity Interest, except as provided below. Anything herein to the contrary notwithstanding, the Company may cause a sale of a Tax Credit Equity Interest owned by the Company or a Company Subsidiary to an existing third party general partner, managing member or manager (or such Person’s Affiliate) of the Ownership Entity that owns the Tax Credit Property in which such Tax Credit Equity Interest represents a direct or indirect equity interest without complying with the provisions of this paragraph if the Company determines in good faith that such a sale is in the best interests of the Company and / or other investors in such Tax Credit Property because of the purchaser’s status.
(b) The owner of the Tax Credit Equity Interest may not sell such interest to any third party on terms and conditions that are materially more favorable, in the aggregate, to the buyer than those set forth in the Interest ROFO Notice. If the owner of the Tax Credit Equity Interest does not consummate the sale thereof to a third party on or prior to the nine (9) month anniversary of the date on which the Interest ROFO Notice was sent to the Consultant, then the Consultant’s rights hereunder with respect to such Tax Credit Equity Interest shall be reinstated.
ARTICLE IX.
SALE PROVISIONS
9.1 Sale of Tax Credit Property or Purchase of Tax Credit Equity Interest.
(a) Subject to Section 9.1(b) below and provided that the Company has the right to make the requests set forth below, not later than sixty (60) days from the expiration of the LIHTC compliance period for any Tax Credit Property, the Company or a Company Subsidiary shall either (i) request that such Tax Credit Property be sold (the “Tax Credit Property Sale”) or (ii) make a request to purchase the Tax Credit Equity Interest of any Person (other than the Company or a Company Subsidiary) having an interest in the Ownership Entity (the “Tax Credit Equity Interest Purchase”), in either case, for fair market value.
(b) In the event the Company or a Company Subsidiary determines:
(i) that it has a good business reason not to pursue the Tax Credit Property Sale or the Tax Credit Equity Interest Purchase, including its determination that doing so would violate Applicable Law, contractual obligations, third-party rights or fiduciary duties (including those owed to its shareholders) or would be imprudent due to specific market conditions or third party rights to acquire Tax Credit Property, or
(ii) that the Tax Credit Property Sale (or the sale of the Company’s Tax Credit Equity Interest therein) to an existing third party general partner, managing member (or such Person’s Affiliate) of the applicable Ownership Entity would be in the best interests of the Company and / or other investors in such Tax Credit Property because of the purchaser’s status the Company shall send a notice to the Consultant setting forth the basis of such determination and the details thereof; provided, however, that the Company shall not be required to disclose any details which it determines, in its sole and absolute discretion, would violate Applicable Law, contractual obligations, third party rights or fiduciary duties (including those owed to its shareholders).
9.2 Participation in Sale Process. Subject to Applicable Law, contractual obligations, third party consents and any fiduciary duties (including those to its shareholders) reasonably determined in good faith to be owed by the Company or any Company Subsidiary to any other Person, the Company shall:
(a) use commercially reasonable efforts to enable the Consultant to have an opportunity to bid on the sale of any Tax Credit Property that the Company knows will be or is being marketed for sale by, or on behalf of, an Ownership Entity that is not a Controlled Ownership Entity; and
(b) use commercially reasonable efforts to enable the Consultant to have an opportunity to bid on the sale of Tax Credit Equity Interests not owned by the Company or any Company Subsidiary that the Company knows will be or is being marketed for sale including, in each case, providing the Consultant with copies of all information relating to such potential sale as is reasonably available to the Company or any Company Subsidiary; provided, however, that neither the Company nor any Company Subsidiary shall be required to disclose any such information if the Company or Company Subsidiary determines, in its sole and absolute discretion, that the disclosure of such information is prohibited by Applicable Law, contract or otherwise. The Company shall have no obligation or liability to the Consultant for any determination by investors in an Ownership Entity or any fund which invests in an Ownership Entity or the general partner or manager of any Ownership Entity that the Consultant is not an acceptable buyer of any Tax Credit Property or Tax Credit Equity Interest which is subject to the terms of this Section 9.2.
ARTICLE X.
TERMINATION
10.1 Termination. This Agreement may be terminated only as follows:
(a) The Company and the Consultant may terminate this Agreement by mutual written consent.

(b) The Consultant may terminate this Agreement at any time upon ninety (90) days prior written notice to the Company.
(c) The Consultant may terminate this Agreement upon five (5) days prior written notice to the Company in the event of a Continuing Default by the Company.
(d) The Company may terminate this Agreement upon five (5) days prior written notice to the Consultant in the event of a Continuing Default by the Consultant.
(e) The Company may terminate this Agreement upon thirty (30) days prior written notice to the Consultant in the event the Consultant has not, in the sole determination of the Company, reasonably performed its duties under this Agreement to the satisfaction of the Company and the Consultant fails to cure within a period of thirty (30) days following delivery of such notice.
(f) The Company may terminate this Agreement in the event of a Change in Control following the Transaction.
(g) The Company may terminate this Agreement upon thirty (30) days prior written notice to the Consultant if the Consultant or any Controlled Affiliate of Stephen M. Ross or the Related Companies, L.P. directly or indirectly engages in any Competitive Business and such persons fail to cease such Competitive Business within thirty (30) days following delivery of such notice.
10.2 Notice of Termination. In the event any party hereto desires to terminate this Agreement pursuant to Section 10.1 above, such party shall give written notice of termination setting forth the reason therefor to the other party hereto in accordance with Section 11.1 below.
10.3 Effect of Termination. If this Agreement is terminated, all further obligations of the parties hereto shall be terminated without further liability of any party to the other; provided, however, that (i) in the event the Agreement is terminated pursuant to Section 10.1(f), the Company shall pay to the Consultant the Termination Fee; (ii) in the event the Agreement is terminated pursuant to Section 10.1(g), Centerline and/or the Company (or any designee acceptable to the lender under the Consultant Loan Agreement) shall assume the Consultant Loan Agreement and all obligations thereunder and indemnify the Consultant and its Affiliates for any loss, cost and expense incurred from and after the date of such assumption; and (iii) the provisions of Article XI shall remain in full force and effect. Furthermore, upon any termination of this Agreement, the parties acknowledge that they are also bound to comply with their respective obligations under the side letter to the Consultant Loan Agreement as such side letter relates to this Article X, a copy of which is attached hereto as Exhibit A.
ARTICLE XI.
MISCELLANEOUS
11.1 Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be delivered or sent by registered or certified mail, return receipt requested in a prepaid envelope, by overnight mail or courier, or by facsimile transmission, to the addresses set forth below or such other addresses as such party shall hereafter specify in accordance with this Section:

If to the Company:	Centerline Capital Group Inc.
625 Madison Avenue
New York, NY 10022
Attention: Marc D. Schnitzer
Telephone: (212) 317-5700
Facsimile: (212) 593-5769

For notices to the Company, with a copy to (which copy shall not constitute notice):	Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, NY 10022 Attention: Alan S. Cohen Telephone: (212) 318-6000 Facsimile: (212) 319-4090

If to the Consultant:	TRCLP Affordable Acquisitions LLC
60 Columbus Circle
New York, NY 10023
Attention: Jeff T Blau
Telephone: 212 801 1030
Facsimile: 212 801 1036

For notices to the Consultant, with a copy to (which copy shall not constitute notice):	The Related Companies, L.P. 60 Columbus Circle New York, NY 10023 Attention: Michael Orbison Telephone: 212 801 3780 Facsimile: 212 801 1036
Such notice or other communication shall be deemed to have been given (i) when delivered, if sent by registered or certified mail or delivered personally or by facsimile transmission, or (ii) on the second following Business Day if sent by overnight mail or overnight courier.
11.2 Public Announcements. No party hereto shall make any public announcement or filing with respect to the transactions provided for herein without the consent of the other parties hereto, unless such party hereto has been advised by legal counsel that such disclosure is required by Applicable Law.
11.3 Proprietary Rights. All materials or information (whether or not protectable by patent or copyright) developed, furnished or prepared by the Consultant pursuant to this Agreement or arising out of the Consultant’s performance of this Agreement, whether originated, developed, made, conceived or authored by the Consultant alone or jointly with others, is work made for hire by the Consultant for the Company and shall be deemed “Confidential Information” subject to Section 11.4 below. All right, title and interest, including copyright, to such materials or information are the Company’s exclusive property for its use in whatever way it may determine, and shall be delivered to the Company promptly upon completion of the work hereunder or upon termination of this Agreement. The Consultant agrees to execute any document reasonably required to give effect to this Section 11.3.
11.4 Confidentiality.
(a) The Consultant will treat and hold as such any Confidential Information it receives or has received from the Company or any Company Subsidiaries or any of their representatives and will not use any of the Confidential Information (i) except in connection with this Agreement or (ii) for the benefit of anyone other than the Company; provided, however, that in the event the Consultant or any of its representatives or agents is requested to, or required by, Applicable Law to disclose any of such Confidential Information, the Consultant will notify the Company so that the Company may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 11.4; and in the event that no such protective order or other remedy is obtained, or that the Company does not waive compliance with the terms of this Section 11.4, the Consultant will furnish only that portion of the Confidential Information which the Consultant is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. The Consultant will cause its representatives and agents to observe the terms of this Section 11.4 and the Consultant will be responsible for any breach of this Section 11.4 by any of its representatives or agents. If this Agreement is terminated for any reason whatsoever, the Consultant will either (i) promptly destroy all tangible embodiments (and all copies) of the Confidential Information in its possession and confirm such destruction to the Company in writing or (ii) return to the Company all tangible embodiments (and all copies) of the Confidential Information in the Consultant’s possession, except that the Consultant may maintain such embodiments and copies of the Confidential Information as may be necessary to preserve or defend its rights in connection with any potential dispute with the Consultant arising out of or relating to such termination.
(b) The Company and the Consultant will each treat and maintain as confidential and shall not disclose the existence or terms of this Agreement, except (i) to the extent required by Applicable Law, (ii) to the extent required to assert or defend rights under this Agreement in connection with any Proceeding and (iii) the parties hereto may disclose such matters to their advisors and representatives as necessary in connection with the ordinary conduct of their business (so long as such Persons agree to keep the terms of this Agreement confidential).
11.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
11.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
11.7 Entire Agreement; Amendments. This Agreement (including any schedules and exhibits hereto) and the Consultant Loan Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior agreements, representations and understandings of the parties hereto, written or oral. The terms of this Agreement shall not be modified or amended except by subsequent written agreement of the parties hereto.
11.8 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
11.9 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY AGREE AND CONSENT THAT ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11.10 Jurisdiction. Any Proceeding arising out of or relating to this Agreement, the enforcement of any provision hereof or any matters contemplated hereby shall be brought or otherwise commenced exclusively in any state or federal court located in the Borough of Manhattan, County of New York, State of New York. Each party hereto, on behalf of itself and its successors in interest and assigns:
(a) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the Borough of Manhattan, County of New York, State of New York (and each appellate court located in the State of New York), in connection with any such Proceeding;
(b) agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 11.1 shall constitute effective service of such process, summons, notice or document for purposes of any such Proceeding;
(c) agrees that for any such Proceeding each state and federal court located in the Borough of Manhattan, County of New York, State of New York, shall be deemed to be a convenient forum with respect to any such Proceeding; and
(d) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the Borough of Manhattan, County of New York, State of New York, any claim that it, he or she is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
11.11 Execution of Agreement; Counterparts; Electronic Signatures.
(a) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterparts.
(b) Electronic Signatures. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” or “pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile shall be deemed to be their original signatures for all purposes.
11.12 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party hereto agrees to execute and deliver any and all additional instruments and documents and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
11.13 Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights at law or at equity existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement (and thus waive as defense that there is an adequate remedy at law), and that each party hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent violation or threatened violation of the provisions of this Agreement.
11.14 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
11.15 Headings; References; Interpretation. The headings of the Articles and Sections of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning or interpretation of any of the terms or provisions of this Agreement. The references herein to Articles, Sections, Schedules and Exhibits, unless otherwise indicated, are references to sections and subsections of and schedules to this Agreement. Whenever the words “include”, "includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural number, all words in the plural number shall extend to and include the singular number, and all words in any gender shall extend to and include all genders.
11.16 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.
11.17 No Construction Against Drafter. This Agreement has been negotiated and prepared by all parties hereto and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and sealed as of the day and year first written above.

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

TRCLP AFFORDABLE ACQUISITIONS LLC
By:	/s/ Jeff Blau
	Name:	Jeff Blau
	Title:	President